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                                                                       Exhibit 1

[THE MIIX GROUP LOGO]

The MIIX Group

NEWS RELEASE

                                                               IMMEDIATE RELEASE

THE MIIX GROUP ANNOUNCES PATRICIA A. COSTANTE ASSUMES RESPONSIBILITY FOR OPERATION OF THE COMPANY

LAWRENCEVILLE, N.J. -- September 26, 2001 -- The Board of Directors of The MIIX Group, Inc. (NYSE:MHU), a leading provider of medical professional liability insurance, announced today that Patricia A. Costante, Chief Operating Officer, will assume responsibility for operation of the Company following the resignation of CEO Richard J. Quagliaroli. Although his tenure with the company had been short, Mr. Quagliaroli believed his decision was necessary for personal reasons.

         Mr. Quagliaroli said "I joined MIIX for the opportunity to lead a company with significant resources and market potential, well positioned to meet the challenges of a changing marketplace. Unfortunately, family and personal commitments now preclude me from relocating to New Jersey at this time."

         Vincent Maressa, Chairman of the Board of MIIX, added "While we regret Mr. Quagliaroli's decision, we understand his reasons. MIIX will continue to implement its business plan of strong underwriting coupled with conservative expansion and will continue seeking out the best and most profitable risks in the market."

         Maressa also said that "Ms. Costante has an extensive background in the healthcare and insurance industry and knows MIIX and its customers well. She is also supported by a senior management team that combined has over 60 years of experience in the insurance industry and distribution markets. We believe we have the right combination of products, people, and financial flexibility to continue to move forward and execute our plan with Ms. Costante at the helm."

         Headquartered in Lawrenceville, N.J., The MIIX Group of Companies (www.miix.com) is one of the nation's leading writers of medical professional liability insurance. Widely known for defense expertise, The MIIX Group currently protects physicians, medical professionals, medical groups and healthcare institutions with a portfolio of insurance, consulting and financial products.
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Conference Call

A conference call open to all interested participants will take place on Monday, October 1 at 4:30pm EDT. The call in number is 800/288-9626. The call will be hosted by Vincent Maressa, Chairman of the Board of Directors. The public is invited to participate in a listen-only mode. A replay of the call will be available from 12:00p.m., Tuesday, October 2 to 11:59p.m. ,Friday, October 5, 2001. A replay of the call can be accessed by dialing 800/475-6701, access code 604973.

Forward Looking Statement

This news release contains forward-looking statements that are based on the Company's estimates and expectations concerning future events and anticipated results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements.

These uncertainties and other factors are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, the Company having sufficient liquidity and working capital, the Company's ability to achieve consistent profitable growth, the Company's ability to diversify its product lines, the continued adequacy of the Company's loss and the loss adjustment expense reserves, the Company's avoidance of any material loss on collection of reinsurance recoverables, increased competitive pressure, the loss of significant customers, general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets, judicial decisions and rulings, changes in domestic and foreign laws, regulations and taxes, effects of acquisitions and divestitures, and various other factors.

The words believe, expect, anticipate, project, and similar expressions identify forward-looking statements. The Company's expectations regarding future earnings, growth initiatives, underwriting, cost controls, adequacy of loss and loss adjustment expense reserves, and enhancing shareholder value depend on a variety of factors, including economic, competitive and market conditions which may be beyond the Company's control and are thus difficult or impossible to predict.

In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the company or any other person that the Company's objectives or plans will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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CONTACT: The MIIX Group
Investors & Analysts Contact:
Thomas Redman, Chief Financial Officer
800/234-MIIX, ext. 1339
tredman@miix.com
or
News Media Contact:
Emmalee Morrison, AVP Corporate Communications
800/234-MIIX, ext. 1335
emorriso@miix.com


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